EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

STANDARD SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary.    There are new definitions in this Rider that are applicable to Standard Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a Standard Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date].

The following is added to the definition of Segment Rate of Return and is applicable to Standard Segments:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Standard Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:
Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate [, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

Is positive but is less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

Is between zero and the Segment Buffer inclusive	Equal to 0%[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer[, minus the Return of Premium Death Benefit (“ROP DB”) Rider Charge cumulative percentage described in Section III of the ROP DB Rider.]

2021SCS-ST	1

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chief Executive Officer]	General Counsel and Secretary]

2021SCS-ST	2